Exhibit 4.2

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 1, 2013, among KCG Holdings, Inc. (“KCG”), Knight Capital Group, Inc. (the “Company”) and The Bank of New York Mellon (the “Trustee”), as trustee, under the Base Indenture referred to below. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Base Indenture.

W I T N E S S E T H

WHEREAS, the Company and Deutsche Bank Trust Company Americas (the “Original Trustee”), as trustee, entered into the Indenture, dated March 19, 2010 (the “Base Indenture”), providing for the issuance by the Company of its 3.50% Cash Convertible Senior Subordinated Notes due 2015 (the “Notes”);

WHEREAS, the Original Trustee resigned and The Bank of New York Mellon was appointed as the successor trustee pursuant to the Instrument of Resignation, Appointment and Acceptance, dated as of October 2, 2012, by and among the Company, the Original Trustee and the Trustee;

WHEREAS, the Company is a party to the Amended and Restated Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 19, 2012 and amended and restated as of April 15, 2013, by and among GETCO Holding Company, LLC, GA-GTCO, LLC, the Company, KCG, Knight Acquisition Corp, GETCO Acquisition, LLC and GA-GTCO Acquisition, LLC;

WHEREAS, the Merger Agreement provides that the Company will enter into certain transactions, including (1) Knight Acquisition Corp, a wholly owned direct subsidiary of KCG and a newly-formed Delaware corporation, will merge with and into the Company, with the Company surviving the merger (the “Merger”), (2) the common stock holders of the Company will have the right to elect to receive either $3.75 per share in cash or one third of a share of Class A common stock of KCG (“KCG Common Stock”) for each share of Class A common stock (“Knight Common Stock”) such stockholder holds in the Company immediately prior to the completion of the Merger, and (3) the cash portion of the merger consideration will be subject to pro-ration if more than 66.7% of the Knight Common Stock holders eligible for election in the Merger properly elect to receive the cash consideration for their Knight Common Stock shares;

WHEREAS, the weighted average of the types and amounts of the Merger consideration for one share of Knight Common Stock to be received by the holders of Knight Common Stock that affirmatively make an election consists of (1) $2.67 in cash (the “Unit Cash Consideration”) and (2) .096 of a share of KCG Common Stock (the “Unit Stock Consideration” and, together with the Unit Cash Consideration, the “Unit Merger Consideration”);

WHEREAS, the Merger and the other transactions contemplated by the Merger Agreement will constitute a Fundamental Change and a Make-Whole Fundamental Change under the Base Indenture, pursuant to which the Company will issue a Fundamental Change

Company Notice to Holders in accordance with Section 14.01(c) of the Base Indenture on or before the 20th calendar day following the date hereof proposing to repurchase the Notes at the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date, each as set forth in such Fundamental Change Company Notice;

WHEREAS, Section 13.06 of the Base Indenture provides, among other things, in the case of any consolidation, merger, or combination involving the Company, whereby the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets (including cash or any combination thereof), the Company or the successor or purchasing Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(f) providing for certain changes to the Holders’ right to convert Notes in accordance with the Base Indenture and including such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary;

WHEREAS, Section 10.01(f) of the Base Indenture provides, among other things, that the Company, when authorized by the resolutions of the Board of Directors and the Trustee, may enter into an indenture supplemental to the Base Indenture without the consent of any Holder to make any change that does not adversely affect the rights of any Holder;

WHEREAS, each of the Company and KCG desires and has requested that the Trustee join in the execution of this Supplemental Indenture pursuant to Section 13.06 of the Base Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture have been authorized by resolutions of each of the boards of directors of the Company and KCG;

WHEREAS, all conditions precedent and requirements necessary to make this Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled, and the execution and delivery hereof has been in all respects duly authorized; and

WHEREAS, the amendments contained herein do not adversely affect the rights of any Holder.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, KCG and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE 1

AMENDMENTS

Section 1.1. BOARD OF DIRECTORS.

The definition of “Board of Directors” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Board of Directors” means the board of directors of KCG or a committee of such board duly authorized to act for it hereunder.

Section 1.2. COMMON STOCK.

The definition of “Common Stock” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

“Common Stock” means the Class A common stock of KCG, par value $0.01 per share, as it exists on July 1, 2013; provided, however, that the price or value of one share of Common Stock wherever referenced in this Indenture as of any date shall in each and every instance be the sum of (a) the Unit Cash Consideration and (b) the product of (i) the Unit Stock Consideration multiplied by (ii) Last Reported Sale Price of the Class A common stock of KCG as of such date.

Section 1.3. FUNDAMENTAL CHANGE

Clauses (a) and (b) of the definition of “Fundamental Change” in Section 1.01 of the Base Indenture shall be deleted and replaced in its entirety as follows:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than KCG, the Company or any of their Subsidiaries and the employee benefit plans of KCG, the Company or any of their Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act, disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of KCG’s or the Company’s Common Equity representing more than 50% of the voting power of KCG’s or the Company’s Common Equity;

(b) consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of KCG pursuant to which the Common Stock will be converted into cash, securities or other assets or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the KCG and its Subsidiaries, taken as a whole, to any Person other than one of KCG’s Subsidiaries; provided, however, that a transaction where the holders of all classes of KCG’s Common Equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of Common Equity interests of the continuing or surviving person or transferee or the parent thereof immediately after such event shall not be a Fundamental Change;

Section 1.4 ADDITIONAL DEFINITIONS.

Section 1.01 of the Indenture is hereby amended by inserting the following definition, in appropriate alphabetical order:

“First Supplemental Indenture” shall mean that certain first supplemental indenture, dated as of July 1, 2013, among KCG, the Company and The Bank of New York Mellon, as trustee, pursuant to this Indenture.

“KCG” shall mean KCG Holdings, Inc., a Delaware corporation, the parent of the Company.

“Unit Cash Consideration” shall have the meaning specified in the First Supplemental Indenture.

“Unit Stock Consideration” shall have the meaning specified in the First Supplemental Indenture.

Section 1.5 ANNUAL REPORTS.

Clause (b) of Section 4.06 of the Base Indenture shall be deleted and replaced in its entirety as follows:

(b) The Company shall file with the Trustee within 15 days after the same are required to be filed with the Commission, copies of any documents or reports that KCG is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Any such document or report that KCG files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be filed with the Trustee for purposes of this Section 4.06(b) at the time such documents are filed via the EDGAR system.

ARTICLE 2

CONVERSION OF NOTES

Section 2.1 CONVERSION PRIVILEGE.

Sections 13.01(b)(ii) and (iii) of the Base Indenture shall apply to KCG so as to replace “the Company” with “KCG” in each and every instance in Sections 13.01(b)(ii) and (iii); provided that any required notifications thereunder shall continue to be solely the obligations of the Company.

Section 2.2 ADJUSTMENT OF CONVERSION RATE.

Section 13.04 of the Base Indenture shall apply to KCG so as to replace “the Company” with “KCG” in each and every instance in Section 13.04; provided that the Company shall continue to be solely responsible for adjusting the Conversion Rate and for notifying Holders or the Trustee thereof to the extent required under the Base Indenture.

Section 2.3 EFFECT OF RECAPITALIZATIONS, RECLASSIFICATIONS AND CHANGES OF THE COMMON STOCK.

Sections 13.06(a)(ii) and (iii) of the Base Indenture shall apply to KCG so as to replace “the Company” with “KCG” in each and every instance in Sections 13.06(a)(ii) and (iii).

Section 2.4 EFFECT OF RECAPITALIZATIONS, RECLASSIFICATIONS AND CHANGES OF THE COMMON STOCK.

Sections 13.08(a) and (c) of the Base Indenture shall apply to KCG so as to replace “the Company” with “KCG” in each and every instance in Sections 13.08(a) and (c).

Section 2.5 STOCKHOLDER RIGHTS PLANS.

Section 13.09 of the Base Indenture shall apply to KCG so as to replace “the Company” with “KCG” in each and every instance in Section 13.09.

ARTICLE 3

MISCELLANEOUS

Section 3.1. EFFECTIVENESS. This Supplemental Indenture shall be effective upon execution by the parties hereto.

Section 3.2. RECITALS. The recitals contained herein shall be taken as the statements of the Successor, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

Section 3.3. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CONFLICTS OF LAWS PROVISIONS THEREOF).

Section 3.4. EXECUTION IN COUNTERPARTS. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.5. SEVERABILITY. In the event any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.

Section 3.6. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, KCG AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 3.7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.8 FURTHER PROTECTION OF HOLDERS RIGHTS. The Company and KCG agree with the Trustee to make such further adjustments with respect to the Holders’ conversion rights under the Base Indenture, as supplemented by this Supplemental Indenture, and to enter into such further supplemental indentures in accordance with Section 10.01(f) of the Base Indenture, as may be necessary to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

KCG HOLDINGS, INC.

By:	/s/ John McCarthy
Name:	John McCarthy
Title:	General Counsel and Secretary

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Andrew M. Greenstein
Name:	Andrew M. Greenstein
Title:	Managing Director, Deputy General Counsel & Assistant Secretary

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Francine Kincaid
Name:	Francine Kincaid
Title:	Vice President